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                                                                    EXHIBIT 10.7

                          AGREEMENT FOR LEGAL SERVICES


This Agreement is made effective as of June 27, 2000, by and between America's Senior Financial Services, Inc. of 9501 NE 2nd Ave, Suite 3, Miami Shores, FL 33138, and Gary Barcus, Esq., 1689 SW 156th Avenue, Pembroke Pines, FL 33027.

In this Agreement, the party who is contracting to receive services shall be referred to as "ASME", and the party who will be providing the services shall be referred to as "Attorney Barcus".

Attorney Barcus has a background in Licensed Attorney, Florida Bar; general practitioner with experience in corporate matters and litigation and is willing to provide services to AMSE based on this background.

AMSE desires to have services provided by Attorney Barcus.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on June 20, 2000, Attorney Barcus will provide the following services, (collectively the "Services"): The Attorney shall provide specific legal services to AMSE as need arises and is identified by the Company. These legal services shall include negotiation of certain accounts payable, settlement of certain claims to be identified by the Company, and litigation management when necessary.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Attorney Barcus shall be determined by Attorney Barcus. AMSE will rely on Attorney Barcus to work as many hours as may be reasonably necessary to fulfill Attorney Barcus's obligations under this Agreement.

3. PAYMENT. AMSE will pay a fee to Attorney Barcus based on $0.30 per share for the Services. This fee shall be payable upon monthly invoicing by Attorney Barcus, and the "fee" shall cover the legal services provided, estimated at up to 40 hours per month for a period of twelve months, payable in the Company's common stock calculated at .30 cents per share, regardless of market price. The shares will be issued subject to Rule 144 but registered on an upcoming SB2 registration statement, subject to a reasonable leakage agreement, once free trading. Upon signing of this contract, a total of 120,000 shares will be issued against the performance of this contract, subject to forfieture if the contract is not completed. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Attorney Barcus shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Attorney Barcus has not yet been paid.

4. NEW PROJECT APPROVAL. Attorney Barcus and AMSE recognize that Attorney Barcus's Services will include working on various projects for AMSE. Attorney Barcus shall obtain the approval of AMSE prior to the commencement of a new project.

5. TERM/TERMINATION. This Agreement shall terminate automatically upon completion by Attorney Barcus of the Services required by this Agreement.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Attorney Barcus is an independent contractor with respect to AMSE, and not an employee of AMSE. AMSE will not provide fringe benefits, including health insurance beneifts, paid vacation, or any other employee benefit, for the benefit of Attorney Barcus.











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7.  CONFIDENTIALITY.  Attorney Barcus recognizes that AMSE has and will have the following information:
     - future plans
     - business affairs
and other proprietary information (collectively, "Information") which are valuable, special and unique assets of AMSE. Attorney Barcus agrees that Attorney Barcus will not at any time or in any manner, either directly or indirectly, use any Information for Attorney Barcus's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of AMSE. Attorney Barcus will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a permitted under this Agreement.

8. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provision of this Agreement shall remain in full force and effect after the termination of this Agreement.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

Company:

         America's Senior Financial Services, Inc
         Nelson Locke
         CEO
         9501 NE 2nd Ave
         Suite 3
         Miami Shores, FL 33138

Consultant:

         Gary Barcus, Esq.
         Gary Barcus
         Attorney 1689 SW 156th Avenue
         Pembroke Pines, FL 33027

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.


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14. APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Florida.


                                    America's Senior Financial Services, Inc.



                                    By: /s/                           6/27/00
                                       ----------------------------------------
                                    America's Senior Financial Services, Inc.
                                    CEO



                                    Gary Barcus, Esq.



                                    By:
                                       ---------------------------------------
                                    Gary Barcus, Esq.
                                    Attorney



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